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Exhibit 1

MI Developments Inc. 455 Magna Drive Aurora, Ontario, Canada L4G 7A9 Tel: 905-713-6322 Fax: 905-713-6332

MI DEVELOPMENTS INC. ANNOUNCES APPOINTMENT OF
NEW CHIEF FINANCIAL OFFICER

Aurora, Ontario, Canada, July 12, 2006 — MI Developments Inc. ("MID") (TSX: MIM.A, MIM.B; NYSE: MIM) announced today that Mr. Robert Kunihiro has been appointed by the MID Board of Directors to serve as Executive Vice-President and Chief Financial Officer, effective on or about August 15, 2006.

John Simonetti, MID's Chief Executive Officer, stated, "We are very pleased that Robert is joining our management team and I am confident that his public company experience and broad background will enable him to make a very positive contribution as our CFO. On behalf of the Board of Directors and the entire MID team, I welcome Robert to his new role and look forward to working with him."

Since March 2000, Mr. Kunihiro was employed by Xenos Group Inc., a leading global provider of high-performance software solutions, most recently as its Executive Vice President and Chief Financial Officer. From 1995 to 2000, Mr. Kunihiro held several senior finance positions with Pet Valu Canada Inc., including Vice President, Finance. Prior to that, Mr. Kunihiro held various finance positions at The Molson Companies Limited from 1987 to 1995, including at corporate head office and at the retail group. He is a Chartered Accountant and a U.S. CPA (Illinois).

About MID

MID is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries. MID also holds a controlling investment in Magna Entertainment Corp., North America's number one owner and operator of horse racetracks, based on revenue, and among the world's leading suppliers, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets.

For further information about this press release, please contact John Simonetti, MID's Chief Executive Officer and Interim Chief Financial Officer, at (905) 726-7619.

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MI DEVELOPMENTS INC. ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER